Exhibit 4.4

ACKNOWLEDGEMENT OF SURRENDER AND CANCELATION
OF SERIES A PREFERRED STOCK

WHEREAS Bill Hodson and Brad Nichols each own 500,000 shares of the Series A Preferred Stock of LiveWire Ergogenics Inc. (formerly, SF Blu Vu, Inc.), a Nevada corporation (the “Corporation”).

WHEREAS Bill Hodson and Brad Nichols desire to surrender their shares of Series A Preferred Stock for cancelation by the Corporation.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged:

Bill Hodson hereby surrenders 500,000 shares of the Series A Preferred Stock to the Corporation for cancellation.

Brad Nichols hereby surrenders 500,000 shares of the Series A Preferred Stock to the Corporation for cancellation.

IN WITNESS HEREOF, the parties acknowledge their agreement to the foregoing terms by their signatures below to be effective as of December 4, 2012.

/s/ Bill Hodson
Bill Hodson

/s/ Brad Nichols
Brad Nichols

Approved and Accepted
LiveWire Ergogenics, Inc.

By: /s/ Richard O. Weed
Name: Richard O. Weed
Title: Secretary